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Exhibit 10.3



                         OFFICER INCENTIVE COMPENSATION

                                      PLAN











                                THE PALMETTO BANK
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                       OFFICER INCENTIVE COMPENSATION PLAN

No longer is the question whether to have an officer incentive compensation plan. Rather, it's how to make one work. The only way to build a successful financial services organization that serves the best interests of its clients is to have the best people. To attract and retain exceptional talent it is essential that they be rewarded generously for results.

Increasing numbers of commercial banks have concluded that the "time has come" for using incentive compensation plans for large numbers of its management and staff. The good news about long-term incentive plan design is that the possibilities are endless and the potential for creativity is unlimited. There simply is no single right answer! The real challenge, therefore, is to select a design process that works well for each organization.

The following characteristics describe incentive compensation systems today:

      *  It is, for many organizations, an emotional and controversial subject;

      * There is today in increasing numbers an exceptionally high degree of acceptance of incentives among financial institutions.

According to the following data that was developed from the most recent BAI survey:

      * 51.5% of banks with assets greater than $250 million offer executive incentive/bonus plans;

      * The percentage of incentive compensation to base salary for 1992 ranged from 13.2% to 25%;

      * The allocation of bonus/incentive funds are most often triggered by some measure of overall bank performance (43%), followed by ROA (19%), a specific growth target (17%), and ROE (4%).

      * Only 9.5% of incenting banks distribute to incented employees a % of revenues generated or expenses saved.

Our 1993 research at Alex Sheshunoff Management Services on compensation practices of Affiliation member's banks supports these trends. It is also evident form our research that the majority of our affiliate High Performance Institutions (ROA's greater than 1/25% & ROE's > 17%) utilize an executive incentive compensation plan.

Objectives and Benefits of Incentive Compensation Plans
-------------------------------------------------------

Listed below are the seven (7) major objectives of incentive compensation plans:

      1. The major overriding object is the maximization of long-term shareholder value;

      2. Quality growth;

      3. Retention and attraction of quality personnel;

      4. Measurable results;

      5. Increased productivity/creativity;

      6. Improved communication;

      7. Creation of teamwork.
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All seven (7) of these objectives support The Palmetto Bank's mission statement, which is as follows;

              As an independent Upstate financial institution, our mission is to achieve superior long-term shareholder value, exercise exemplary corporate citizenship, and create an environment which promotes and rewards employee development and the consist delivery of quality service to our customers.

Properly designed and administered, the following benefits should accrue to the bank as a result of installing performance-based incentive compensation plans:

      1. Align more clearly the interest of management and staff with shareholders;

      2. Focuses management and staff on specific goals and results;

      3. Reinforces key objectives and explicit direction;

      4. Rewards performance and goal achievement (not attendance and tenure);

      5. Supports long-term participative culture by involving a greater percentage of staff in the management of the organization;

      6. Helps match compensation expenses with the organization's ability to pay;

      7. Substitutes variable for fixed compensation costs;

      8. Helps stabilize base salaries;

      9. Suppresses entitlement mentality;

     10. Helps retain high performance/productivity-oriented staff;

     11. Incentive compensation plans should (again, properly constructed) foster teamwork and help destroy departmental "walls";

     12. Encourages employee stockholder mentality;

     13. Improves employees' "banking IQ" (i.e. "knowledge of the business of banking");

     14. Improves quality and customer service;

     15. Reinforces primary job functions;

     16. Improves workflow and accuracy;

     17. Helps staff focus on priorities, i.e.:

              o  Acquisition of quality assets and/or stable deposits;
              o  Increase fee income;
              o Reduce net non-interest expense (e/g/ get staff oriented to Questioning the need for new staff, equipment, materials And overall better use of resources).
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                           Total Compensation Planning
                           ---------------------------

Incentive compensation plans should be a well-integrated part of the total compensation package. Total compensation considers all forms in which persons are paid. These include, of course, direct salaries, bonuses, profit sharing, all forms of employee benefits, employee services that have a real value as well as an intrinsic one, and various forms of prerequisites at all levels within the organization (not limited exclusively to executives).

                Coordinating Compensation with Business Strategy
                ------------------------------------------------

Total compensation philosophy and policy cannot and should not be established in a vacuum. It is essential to have them relate clearly and closely with the overall business plan of the Bank and with the human resources plan. Failure to integrate the total compensation plan with human resources and with strategic business plans will likely spell failure in the future.

It is important that the total compensation plan be based on widely accepted belief (i.e., philosophies of senior management, including the compensation committee of the Board). Once completed, a written compensation philosophy statement becomes the guideline for the development of the program. It is the criterion against which alternatives are evaluated and, finally, against which the program's success is measured.

There is not more critical phase in the development of a forward-looking total compensation program than the development of the compensation philosophy. With it, management has a track on which to run, a yardstick against which to evaluate, and a basis for communication with employees. In a service organization, as much as two-thirds of operating cost is represented by the cost of labor, but, unfortunately, no other element of business is so frequently run without a master plan. It should be, however, the beginning, middle, and end of sound total compensation planning.

                       Compensation Philosophy and Policy
                       ----------------------------------

The following are some of the many fundamental questions that need to be addressed in developing a statement of compensation philosophy and policy.

      1. What type of people comprises the organization's current workforce? (Performance/Production/Sales oriented? Risk vs. Security Oriented?)

      2. What type of employee will be needed tomorrow? Future? Are they Different from what our employees are today?

      3. To what degree does the organization's current compensation system help to attract , retain, motivate and reward the type of employee needed today and in the future?

      4. Human Behavior - Is it possible to influence an employee's performance through the use of financial incentives? How much? Over what time frame?

      5. Organization Stewardship - Should the organization provide financial incentives/rewards in addition to base salaries and benefits? Can the organization be competitive without them?

      6. To what degree should employee share in the overall success of the enterprise? If they should, which employees? Group? or Groups?

      7. What portion, if any, of employee or management's compensation should be at risk"?

      8. To what extent should employees be encouraged to become shareholders? Should this encouragement be different for different levels of staff? Senior management? Officers? Non-officers?

      9. What vehicles or instruments will be used to provide this ownership?

     10. What degree of openness will the organization follow in providing
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         information to managers/employees in what is decided about a different approach to compensation?

The goal of creating a written statement of philosophy or policy and total compensation objectives is to provide a framework within which the compensation program of the organization can be planned and, in turn, to provide a yardstick against which the present program can be evaluated. Once the disparities are defined between what exists and what is desired, action plans can be developed and changes made to close the gap. And, as a new incentive compensation program is developed, including specific goals and objectives, the written statement of philosophy provides a measure against which to evaluate the future performance of the incentive compensation plan.

The following compensation policy has been created by The Palmetto Bank and is inserted in this document for referral:


COMPENSATION PHILOSOPHY AND POLICY


The corporate goals of The Palmetto Bank is to yield a reasonable profit to our stockholders by providing friendly, efficient financial services to our customers, communities and the public at large. We believe that another and equally significant goal is the building of our bank. This means not only an endeavor to grow and expand, but to build people. To meet these goals The Palmetto Bank requires the services of a staff, which is competent, motivated, and alert to recognize opportunities and effective in capitalizing on those opportunities.

The ability of The Palmetto Bank to attract, develop and retain staff of quality rests upon providing a total reward system, which includes:

      o  clear identification of roles and accountabilities of each position:

      o  an equitable basis for establishing pay for such positions:

      o an understandable and consistently applied performance appraisal process;

      o  a flexible and adaptable non-cash or benefits program;

      o a competitive salary structure based on relative job weights and relevant external marketplace data;

      o  a means to reward performance consistent with achievement level.

The Palmetto Bank identifies its competitive human resource marketplace as the Upstate area for most non-exempt positions, and both local and national areas for most exempt positions. Because of the diversity of position requirements, relevant data comparisons are made with a cross-section of companies within and outside of the financial services industries.

In designing approaches to compensation, emphasis is placed to the extent possible on affording opportunities to staff to maximize their direct and indirect income in a legal manner that is most advantageous to them.



           Critical Steps to Implementing Incentive Compensation Plans
           -----------------------------------------------------------

The following pages reflect the critical importance of, and relationship among, the bank's strategic business plan, its corporate culture, and incentive compensation system. The recommended steps to implementing an effective officer incentive compensation plan are as follows:

      1. The Palmetto Bank should have a clear Strategic Plan in place inclusive of a supportive Corporate Culture. Recommendations for change in the organization must first be addressed at all levels in order to achieve the number one objective of the company, i.e., increasing long-term shareholder value. Change may be introduced into the organization in order to improve the bank's value system; the degree of commitment of excellence; the degree to which the organization is dedicated to quality customer services; the degree of open
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         and effective internal communication; the degree of teamwork and cooperation; the marketing attitudes, skills, and knowledge; the attitudes toward profitability. Working toward improving the bank's culture is a long-term process and is not an event. One must recognize that this improvement starts at the top of the organization and is critical to the successful implementation of the incentive compensation plan.

      2. Once The Palmetto Bank has established the goals/objectives within the strategic planning process and has addressed major concerns within the culture of the organization, we recommend that an incentive compensation committee be established. The make up to be the Chairman, President and Executive Vice President of Human Resources. The role of this committee is to study, develop, and present for approval to the Board and it's Compensation Committee, the total incentive compensation program. It should also be the responsibility of this committee to implement the approved program and monitor its success and weaknesses. To accomplish the goals of the committee, they will meet at least quarterly to review the progress of the program and review events that may have taken place which impact the program. It is imperative that this committee has total understanding of the Mission of the organization, as they will be responsible for the continued balancing of objectives of the strategic plan and the incentive compensation plan.

      3. Once the plan has received endorsement by the Compensation Committee of the Board and been approved at Board level, the final step is implementation and monitoring.


Officers may earn up to 50% of base salary on the overall program. The calculation of annual incentive is based on that fiscal year's performance and individual performance as agreed upon in the program. An officer must be employed January 1 of the incentive year and the day the incentive is paid to participate in the program. The calculation of incentive is as follows:


      55 pts = 55% - - - Therefore, you simply multiply 55% times the maximum allowed incentive of 50% ( .55 x .50 = .2750 or 27.50%). The payout for that fiscal year's incentive would be 27.50% of base salary.


We believe this program meets all of the major criteria concerning incentive compensation. It is clearly a flexible/modifiable program. It meets the standard of being simple and easy to understand.